EXHIBIT 4.8

                                 AMENDMENT NO. 1
                         TO MARQUETTE ELECTRONICS, INC.
                   DIRECTORS' (NON-EMPLOYEE) STOCK OPTION PLAN


     The Marquette Electronics, Inc. Directors' (Non-Employee) Stock Option Plan is hereby amended by adding the following Section 7(d) thereto:

     "(d) Notwithstanding anything to the contrary contained in this Plan:

                           (i) At the "Effective Time" (as defined in Section
                  1.2 of the Agreement and Plan of Merger, dated as of September 20, 1998 (the "Merger Agreement"), among General Electric Company ("GE"), Emerald Merger Corp. and the Company, each Option which is outstanding immediately prior to the Effective Time shall become and represent an Option (a "Substitute Option") to purchase the number of shares of Common Stock, par value $.16 per share, of GE ("GE Common Stock"), decreased to the nearest whole share, determined by multiplying the number of Shares subject to such Option immediately prior to the Effective Time by the Conversion Number (as defined below), at an exercise price per share of GE Common Stock, increased to the nearest whole cent, equal to the exercise price per Share subject to such Option immediately prior to the Effective Time divided by the Conversion Number. GE shall pay cash to holders of Substitute Options in lieu of issuing fractional shares of GE Common Stock upon the exercise thereof. The "Conversion Number" means the number of shares of GE Common Stock into which each Share is converted as of the Effective Time, determined in accordance with Section 1.5(c) of the Merger Agreement. After the Effective Time, except as otherwise expressly provided in this Section 7(d), each Substitute Option shall be exercisable upon the same terms and conditions as were applicable to the related Option immediately prior to the Effective Time. After giving effect to the foregoing, no Option shall be exercisable for Shares following the Effective Time.

                           (ii) Upon the cessation of service as a director of
                  the Company by each person who is a Non-Employee Director immediately prior to the Effective Time, each Substitute Option held by such person immediately following the Effective Time which is not then exercisable in accordance with its original vesting schedule shall continue to become exercisable in accordance with such original vesting schedule as if the service of such Non-Employee Director had not ceased.

         In all other respects, each Substitute Option shall continue to be subject to the terms and conditions of this Plan and the agreement evidencing such Substitute Option."